Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 17, 2013
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA - Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results.  For the three months ended March 31, 2013, consolidated net income was $1,300,000, while consolidated net income available to common shareholders was $1,232,000, or $0.16 per diluted common share.  This compared to consolidated net income of $1,461,000 and net income available to common shareholders of $1,292,000, or $0.17 per diluted common share for the same period a year ago.

Total assets were $648.4 million at March 31, 2013, an increase of $54.9 million, or 9.3%, from March 31, 2012.  Gross loans decreased by $2.6 million, to $390.0 million as of March 31, 2013, a decrease of 0.7% from March 31, 2012.  The Bank’s total deposits were $580.2 million as of March 31, 2013, an increase of $61.5 million, or 11.9% over March 31, 2012.

Net interest income for the three months ended March 31, 2013 was $5.8 million, decreasing by $415,000, or 6.6% from $6.3 million for the same period last year.  The net interest margin for the three months ended March 31, 2013 was 4.05%, compared to 4.15% for the three months prior and 4.67% for the same period last year.

“Margin compression will continue to play a considerable role in banking sector profitability this year, however, we remain encouraged by signs of strengthening commercial loan demand,” stated Ron Martin, CEO.  “After experiencing early loan paydowns in January, commercial borrowing activity gained momentum and we replaced the majority of those loan balances by quarter-end,” Martin concluded

Non-interest expense for the quarter ended March 31, 2013 totaled $4.6 million, essentially flat compared to the same period the previous year.  While full time equivalent staffing rose to 134 from 126 for the same period a year ago, total non-interest expense remained stable as strong loan production led to an increase in deferred cost which helped offset salary expense.

The provision for loan losses during the three months ended March 31, 2013, was $100,000, compared to $300,000 during the same quarter of last year.  The ratio of loan loss reserves to gross loans for the quarter was 1.99%, compared to 2.04% for the three months prior and 1.98% for the same period last year.  As of March 31, 2013 non-performing assets were $6.4 million or 0.99% of total assets, compared to $6.7 million or 1.12% of total assets as of March 31, 2012.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
($ in thousands, except per share)	2013	2012	2012	2012	2012
Selected Quarterly Operating Data:
Net interest income	$5,849	$6,115	$6,254	$6,212	$6,264
Provision for loan losses	100	250	300	300	300
Non-interest income	785	855	790	672	831
Non-interest expense	4,639	4,513	4,527	4,612	4,597
Income before income taxes	1,895	2,207	2,217	1,972	2,198
Provision for income taxes	595	718	738	620	737
Net income	1,300	1,489	1,479	1,352	1,461
Preferred stock dividends and accretion	(68)	(84)	(84)	(114)	(169)
Net income available to common shareholders	$1,232	$1,405	$1,395	$1,238	$1,292

Earnings per common share - basic	$0.16	$0.18	$0.18	$0.16	$0.17
Earnings per common share - diluted	$0.16	$0.18	$0.18	$0.16	$0.17
Dividends declared per common share	—	—	—	—	—
Return on average common equity	7.82%	8.87%	9.02%	8.36%	8.93%
Return on average assets	0.81%	0.91%	0.97%	0.92%	0.98%
Net interest margin (1)	4.05%	4.15%	4.57%	4.73%	4.67%
Efficiency ratio (1)	67.95%	63.23%	63.11%	65.28%	63.74%

Capital - Period End
Book value per share	$8.10	$7.99	$7.85	$7.63	$7.37

Credit Quality - Period End
Nonperforming assets/ total assets	0.99%	1.05%	1.05%	1.20%	1.12%
Loan loss reserve/ gross loans	1.99%	2.04%	2.05%	2.05%	1.98%

Period End Balance Sheet
($ in thousands)
Total assets	$648,418	$660,581	$627,817	$596,417	$593,513
Gross loans	389,992	390,986	388,714	390,515	392,584
Nonperforming assets	6,439	6,923	6,611	7,185	6,656
Allowance for loan losses	7,743	7,975	7,953	8,008	7,792
Deposits	580,215	586,993	553,333	526,407	518,727
Common equity	64,098	63,219	62,075	60,185	58,092
Total capital (2)	64,098	69,969	68,825	66,935	71,592

Non-Financial Data
Full-time equivalent staff	134	130	123	125	126
Number of banking offices	14	14	14	14	14

Common Shares outstanding
Period end	7,914,730	7,907,780	7,909,280	7,890,905	7,883,780
Period average - basic	7,778,333	7,762,261	7,750,727	7,728,024	7,722,609
Period average - diluted	7,830,439	7,793,523	7,778,146	7,750,952	7,743,941

Market Ratios
Stock Price	$8.14	$7.45	$7.49	$6.96	$7.39
Price/Earnings	12.67	10.38	10.49	10.84	11.01
Price/Book	1.01	0.93	0.95	0.91	1.00

(1)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2)  Includes preferred stock issued to the U.S. Treasury under the SBLF Program of $6.75 million for the quarters ended June 30, September 30 and December 31, 2012, and $13.5 million for the quarter ended March 31, 2012.  There was no preferred stock outstanding as of March 31, 2013.